Exhibit 99.04

Pazoo Unveils New Logo Becoming the Recognizable Symbol of Pazoo Now And Into The Future

CEDAR KNOLLS, N.J., March 7, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB: PZOO); (German WKN#: A1J3DK) is pleased to announce they have released a newly redesigned logo.  Along with the newly redesigned website, Pazoo thought it was time to update its logo to a more contemporary look. Click on the link below to see the new logo:

http://pazoo.com/Pazoo.html

A company logo is a something that identifies the company out in the open market place. A good company logo is something that will distinguish you from the competition and is something people will recognize no matter where they are across the world.  The new Pazoo logo was designed to identify Pazoo and distinguish Pazoo as the number one leader in online health and wellness for people and their pets.  The new logo was designed to signify action and enlightenment and will be the symbol of Pazoo moving forward.

When people see the new Pazoo logo they will know Pazoo and will know that Pazoo stands for health and wellness even without seeing the name "Pazoo" attached to the logo itself.  They will know that Pazoo strives to empower people with knowledge and that in turn, that knowledge will help themselves and their pets, live a long and healthy life.

Steven Basloe, President of Pazoo, Inc, said "The new logo is based on the fluid motion and lines that are created by a healthy person or pet. When you are feeling good and looking good, there is a way about a person's or pet's motion that just demonstrates a better, more relaxed more confident motion which is also more efficient and effective. Pazoo looks to make available relevant, important information that will allow a person to become healthier, both physically and emotionally, and therefore more graceful and efficient in their movement. Likewise the information on Pazoo.com that we give parents of pets will help to guide these parents to make their pets healthier and thereby make the movement of these pets more fluid and graceful."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released March 7, 2013